Exhibit 99.1
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626
NEWS RELEASE

May 20, 2009	Analyst Contact: Susan Allen	(203) 499-2409
	Media Contact: Al Carbone	(203) 499-2247
UIL Holdings Announces Pricing of Public Offering of Common Stock
     (NYSE:UIL) UIL Holdings Corporation (UIL) announced today it has priced a public offering of 4,000,000 shares of common stock at $21.00 per share, resulting in gross proceeds of $84 million. UIL has also granted the underwriters a 30-day option to purchase up to 600,000 additional shares of common stock to cover any overallotments. The Company will use these proceeds to pay down short-term debt and for general corporate purposes.
     J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated acted as joint book-running managers of the offering. Merrill Lynch & Co. acted as lead manager and Macquarie Capital (USA) Inc. acted as co-manager of the offering.
     Copies of the prospectus and prospectus supplement relating to the shares of common stock offered in this offering may be obtained from the offices of J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Attn: Chase Distribution and Support Service, Northeast Statement Processing, or by telephone to (718) 242-8002, or by fax to (718) 242-8003, or from the offices of Morgan Stanley & Co. Incorporated at 180 Varick Street, Second Floor, New York, New York 10014, Attn: Prospectus Department, or by e-mail to prospectus@morganstanley.com.
     A shelf registration statement relating to the securities in this offering has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and accompanying prospectus.
UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 324,000 customers in the Greater New Haven and Bridgeport areas.
Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent filings with the Securities and Exchange Commission. Forward–looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.